UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 28, 2008

Daktronics, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	0-23246	46-0306862
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

331 32ndAvenue
                               Brookings, SD                     57006
                      (Address of principal executive office)           (zip code)

(605) 697-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

This Form 8-K contains or may contain forward looking statements and information that are based upon beliefs of, and information currently available to management of Daktronics, Inc. (the “Company”) as well as estimates and assumptions made by the Company’s management. When used in the Form 8-K and other reports filed by the Company with the Securities and Exchange Commission, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company and it subsidiaries, their industry, their operations and results of operations and any businesses that may be acquired by the Company. These risks include those described in the Company’s Annual Report on Form 10-K for fiscal 2007. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01. Entry into a Material Definitive Agreement.

        On April 28, 2008, the Company entered an amendment (the “Amendment”) to its Loan Agreement and related Revolving Note (collectively, the “Credit Facility”) with U.S. Bank National Association (the “Bank”). The Amendment extended the maturity date to November 15, 2009, increased the facility for letters of credit to $15 million, and furthermore allowed for letters of credit of up to $3 million to have an expiration date of no later than November 15, 2010. As of April 28, 2008, there were no outstanding advances under the Credit Facility.

        As a result of the expansion of its international business, the Company has determined that additional increases in its facilities for letters of credit were necessary to secure future business.

        The foregoing description of the Credit Facility is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

        The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

        The following exhibit is filed with this Form 8-K:

        10.1   Seventh Amendment to Loan Agreement dated April 28, 2008 by and between the Company and the Bank

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DAKTRONICS,INC.

By:	/s/ William R. Retterath
William R.Retterath, Chief Financial Officer

Date: April 29, 2008

EXHIBIT INDEX

Exhibit No. Description
10.1 Seventh Amendment to Loan Agreement dated April 28, 2008 by and between the Company and the Bank